EXHIBIT 5.2

[NORTON ROSE OR LLC LETTERHEAD]

June 30, 2011

Hydro-Québec

75 René-Levesque Boulevard West

6th Floor

Montréal, Québec H2Z 1A4

Hydro-Québec - US$1,000,000,000 2.000% Global Notes, Series JO, due June 30, 2016,

Guaranteed Irrevocably and Unconditionally by Québec

As Canadian counsel to the several underwriters in connection with the issue and sale by Hydro-Québec of its US$1,000,000,000 2.000% Global Notes, Series JO, due June 30, 2016, guaranteed irrevocably and unconditionally by Québec (the Notes), we hereby confirm to you our advice as set forth under the headings “Tax Matters – Canadian Federal Income Taxation” and “Validity of the Notes and the Guarantee” in the prospectus supplement dated June 23, 2011 relating to the Notes and hereby consent to the references to us under such headings. Furthermore, we hereby consent to the references to us (Ogilvy Renault as we were previously named) in the prospectus dated February 2, 2004 forming part of Registration Statement No. 333-112298 of Hydro-Québec, filed with the Securities and Exchange Commission on January 29, 2004, under the headings “Description of the Securities – Canadian Taxes on Debt Securities” and “Validity of the Securities”, and consent to the filing of this letter as an exhibit to the amendment to Form 18-K to be filed by Hydro-Québec.

By giving such consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Yours truly,

(signed) Norton Rose OR LLP